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                      November 21, 2023

       Claudia Jaramillo
       Chief Financial Officer
       JACOBS SOLUTIONS INC.
       1999 Bryan Street Suite 1200
       Dallas, Texas 75201

                                                        Re: JACOBS SOLUTIONS
INC.
                                                            Form 10-K for the
year ended September 30, 2022
                                                            Filed on November
21, 2022
                                                            Form 8-K filed on
February 7, 2023
                                                            File No. 001-07463

       Dear Claudia Jaramillo:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Real Estate & Construction